EXHIBIT 99.1
For Immediate Release: Tuesday, April 4, 2006

Contact:	Bevo Beaven, Vice President
CTA Public Relations
(303) 665-4200
e-mail: bevo@ctapr.com
OAKRIDGE ENERGY ANNOUNCES SIGNING OF AGREEMENT
FOR PROPOSED SALE OF COLORADO LAND
Wichita Falls, Texas — April 4, 2006 — Oakridge Energy, Inc. (OTC SB: OAKR) (“Oakridge” or “the Company”) announced today that it has signed a contract to sell the approximately 1,965 acres of land it owns on Ewing Mesa adjacent to the City of Durango, Colorado to Denali Partners, LLC for the price of $40,000,000.
Sandra Pautsky, President of Oakridge, said: “We are pleased that, after more than a year of diligent work on evaluating Oakridge’s alternatives on the Colorado property, the Company has signed a contract that we believe gives full value to Oakridge’s prior investment and work on this site.”
Ms. Pautsky stressed that the consummation of the agreement would not occur for at least 120 days and is subject to a number of conditions that must be satisfied. The agreement provides for an initial earnest money deposit of $2,000,000 and a 60-day inspection and study period for the buyer to be satisfied with all aspects of the property, including the overall economic viability of the buyer’s intended use of the property, the availability or likelihood of obtaining all approvals and permits required for the buyer’s intended use of the property, access to the property by public roads, title to and zoning of the property, the availability of all utilities to the property in adequate capacities and in appropriate locations and the effect of mineral reservations on the value and utility of the property. If the buyer is not satisfied with the results of its investigation at the end of the 60-day period, it can terminate the contract without any further obligation to Oakridge and the initial earnest money deposit will be returned to the buyer. If the buyer elects to go forward with the agreement at the end of the inspection period, an additional $2,000,000 earnest money deposit is required and all of the earnest money becomes non-refundable, except under limited circumstances.
The agreement is further conditioned upon the approval of the Company’s shareholders holding a majority of its outstanding shares of common stock at a meeting called for such purpose. Ms. Pautsky has agreed to vote all of the shares she owns or has the right to vote (approximately 62% of the total outstanding shares) in favor of the sale of the property.
Headquartered in Wichita Falls, Texas, Oakridge is also engaged in the exploration, development, production and sale of oil and gas primarily in Texas.

Certain information included in this news release contains forward-looking statements. Such forward-looking statements are based on management’s current projections and estimates and are identified by words such as “expects,” “intends,” and similar words. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual results may differ materially from what is expressed in such forward-looking statements. Please refer to the Company’s SEC reports for additional factors. These filings can be accessed over the Internet at http:www.sec.gov.
For additional information about Oakridge Energy, contact CTA Public Relations, (303)665-4200, or visit www.oakridqeenergy.com.
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